SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

ARGO GROUP’S BOARD OF DIRECTORS RESPONDS TO LETTER FROM VOCE CAPITAL;

CONFIRMS RECEIPT OF NOTICE OF DIRECTOR NOMINATIONS

February 25, 2019

HAMILTON, Bermuda – The board of directors of Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, issued the following statement in response to the shareholder letter from Voce Capital Management LLC (“Voce”) and confirmed the receipt of Voce’s director nomination notice:

“Argo’s board of directors and management welcome input from all our shareholders and take into account their views. In that spirit, we were looking forward to continuing our dialogue with Voce, but are disappointed that Voce has decided not to engage us constructively. Instead, Voce has sent a letter to shareholders that contains a number of misleading and inaccurate statements and personally attacks the company’s CEO, ignoring Argo’s track record of strong value creation for all shareholders. This is demonstrated by its leading 1, 3 and 5-year period total shareholder returns of 39%, 69% and 136%, respectively. The company also returned in excess of $645 million of capital to shareholders from 2010 to 2018.

“The company’s success is the result of a business that is growing at a very favorable pace with a strong underwriting business and improving underwriting margins. The board and management team are actively focused on improving margins, and these efforts are showing results. In 2018, the company lowered its expense ratio by 260 basis points to 37.8%. The improving expense ratio, along with strong execution of the company’s strategy, is contributing to the achievement of the company-stated long-term ROE target of 700 basis points above the risk-free rate. Moreover, a critical metric used in determining long-term value creation is the compound annual growth rate of book value per share, which averaged approximately 9% including dividends from 2002 to 2018.

“Importantly, the interests of the company’s CEO and board are aligned with all shareholders. The CEO is the largest individual shareholder, and the board and executive officers as a group own beneficially approximately 4.9% of the company’s shares outstanding. In addition, the company has a strong and diverse group of independent directors, including five new directors who have been added to the board over the past two years.

“The board’s Nominating and Corporate Governance Committee will review Voce’s nomination notice and proposed nominees in accordance with its fiduciary duties under applicable law and the company’s corporate governance guidelines. The board will present its formal recommendation regarding director nominees in the company’s definitive proxy statement and other materials, which will be filed with the Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2019 Annual General Meeting. The company has not yet scheduled its 2019 Annual General Meeting. Argo shareholders are not required to take any action at this time.”

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘(Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the ownership of Argo Group’s directors and executive officers in Argo Group common shares is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Argo Group’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com